Exhibit 99.2

Coty Inc. Announces $500 Million Class A Share Repurchase Authorization

NEW YORK--(BUSINESS WIRE)--February 4, 2016--Coty Inc. (NYSE: COTY) today announced that its Board of Directors has approved a $500 million share repurchase authorization of its Class A common stock.

“We are pleased that Coty’s strong balance sheet and cash flow enable us to return value to shareholders through our annual dividend and share repurchases, while at the same time continuing to invest in the business and to pursue acquisition opportunities. Today's announcement builds upon our continuing commitment to our shareholders,” stated Patrice de Talhouët, Coty Executive Vice President and Chief Financial Officer.

Repurchases may be made from time to time at the Company’s discretion, based on ongoing assessments of the capital needs of the business, the market price of its common stock, and general market conditions. No time has been set for a repurchase program, and any such program may be suspended or discontinued at any time. The repurchase authorization enables the Company to purchase its common stock from time to time through open market purchases, negotiated transactions or other means, including 10b5-1 trading plans in accordance with applicable securities laws and other restrictions.

About Coty Inc.

Coty is a leading global beauty company with net revenues of $4.4 billion for the fiscal year ended June 30, 2015. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such power brands as adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

CONTACT:
Coty Inc.
Investor Relations
Kevin Monaco, 212-389-6815
or
Media
Jennifer Friedman, 212-389-7175